NETTER DIGITAL ENTERTAINMENT, INC.
	                1997 DIRECTORS' STOCK OPTION PLAN

     1.	Purpose.

     This Netter Digital Entertainment, Inc. 1997 Directors' Stock
Option Plan (the "Plan") is intended to promote the best interests of Netter Digital Entertainment, Inc., a Delaware corporation ("Netter Digital"), and its stockholders by providing to each member of Netter Digital's Board of Directors (the "Board") who is a Non-Employee Director (as defined in paragraph 3 herein) the opportunity to acquire a proprietary interest in Netter Digital by receiving options ("Stock Options") to purchase Netter Digital's common stock, $.01 par value ("Common Stock"), as herein provided. The Plan is intended to promote an increased incentive and personal interest in the welfare of Netter Digital by those individuals who are primarily responsible for shaping the long-range plans of Netter Digital, assist Netter Digital in attracting and retaining on its Board persons of exceptional competence and provide compensation for service as a director of Netter Digital.

     2.	Administration.

          2.1	The Plan shall be administered by the Board or by a
duly authorized committee of the Board. Unless and until the Board specifically delegates administration of the Plan to a committee of the Board empowered to administer the Plan, all references in the Plan to the "Committee" shall mean the Board.

          2.2	The Committee shall have no discretion as to (a) the
selection of directors to whom Stock Options may be granted, (b) the number of Stock Options granted to each director, (c) the times at which or the periods within which Stock Options may be exercised, or (d) except to the limited extent provided in paragraph 5, the price at which Stock Options may be exercised. However, the Committee shall have full and complete authority, subject to the express provisions of the Plan, to adopt such rules and regulations and to make all other determinations that are deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Committee, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

          2.3	Netter Digital shall indemnify and hold harmless each
Committee member and each director and employee of Netter Digital, and the estate and heirs of such Committee member, director or employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member, director or employee or his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.

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     3. Eligibility.

     Each member of the Board who is not an employee of Netter Digital or any of its Subsidiaries (as herein defined) or of any parent corporation of Netter Digital (a "Non-Employee Director") automatically shall receive annual grants of Stock Options under the Plan. Consulting services performed on behalf of Netter Digital or any of its affiliates by a member of the Board will not affect his or her eligibility to participate in the Plan.
 Eligibility shall be determined with respect to each director reelected or first elected after this Plan is adopted by the Board, on the date such director is so reelected or elected, as the case may be, and on each anniversary thereof. A Stock Option, once granted to a Non-Employee
Director, shall remain in effect in accordance with its terms even if the optionee later enters the employ of Netter Digital or a Subsidiary or parent. "Subsidiary" shall mean each corporation which is a "subsidiary corporation" of Netter Digital within the definition contained in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

     4.	Grants.

           4.1	Each Non-Employee Director who is reelected after
this Plan is adopted by the Board shall be automatically granted an initial Stock Option ("Initial Stock Option") to purchase 10,000 shares of Common Stock on the date of such reelection, and each Non-Employee Director who is first elected a director after this Plan is adopted by the Board shall be automatically granted an Initial Stock Option to purchase 30,000 shares of Common Stock on the date of such election.

          4.2	Each Non-Employee Director serving on the Board
also automatically shall be granted an additional Stock Option ("Additional Stock Option") to purchase 10,000 shares of Common Stock on each successive anniversary of the date on which the Non-Employee Director was granted an Initial Stock Option, provided that the Non-Employee Director continues to satisfy the eligibility requirements set forth in paragraph 3, and provided further that in no event shall any Non-Employee Director be granted more than four such Additional Stock Options.

          4.3	Subject to the provisions of paragraph 11 of this Plan,
the number of shares of Common Stock issued and issuable upon the exercise of Stock Options granted under this Plan shall not exceed 350,000.

     5.	Purchase Price.

     The purchase price (the "Exercise Price") of shares of Common
Stock subject to each Stock Option ("Option Shares") shall equal the fair market value ("Fair Market Value") of such shares on the date of grant (the "Date of Grant") of such Stock Option. The Fair Market Value of a share of Common Stock on any date shall be equal to the closing price of the Common Stock for the last preceding day on which Netter Digital's shares were traded, and the method for determining the closing price shall be determined by the Committee.

     6.	Option Period.

     The term of each Stock Option shall commence on the Date of Grant and shall be five years. Each Stock Option shall first be exercisable in full six months and one day after the Date of Grant.

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     7.	Exercise of Options.

          7.1	Each Stock Option may be exercised in whole or in
part (but not as to fractional shares) by delivering it for surrender or endorsement to Netter Digital, attention of the Corporate Secretary, at Netter Digital's principal office, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph 7.2. Payment may be made in cash, by cashier's or certified check or by surrender of previously owned shares of Netter Digital's Common Stock valued pursuant to paragraph 5 (if the Committee authorizes payment in stock).

          7.2	Exercise of each Stock Option is conditioned upon the
agreement of the Non-Employee Director to the terms and conditions of this Plan and of such Stock Option as evidenced by the Non-Employee Director's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such
Notice and Agreement of Exercise shall set forth the agreement of the Non-Employee Director that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state securities laws;
(b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions; (c) Netter Digital may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability; and (d) each Non-Employee Director will furnish to Netter Digital a copy of each Form 4 or Form 5 filed by said Non-Employee Director under Section 16(a) of the Securities Exchange
Act of 1934 (the "Exchange Act") and will timely file all reports required under the federal securities laws.

          7.3	No Stock Option shall be exercisable unless and until
any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. Netter Digital will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act for the issuance of Stock Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective. The exercise of Stock Options may be temporarily suspended without liability to Netter Digital during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over Netter Digital. If any Stock Option would expire for any reason except the end of its term during such a suspension, then, if the exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. Netter Digital shall have no obligation to file any Registration Statement covering resales of Option Shares.

     8.	Continuous Directorship.

     Except as provided in paragraph 10 below, a Non-Employee
Director may not exercise a Stock Option unless from the Date of Grant to the date of exercise such Non-Employee Director continuously serves as a director of Netter Digital.

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     9.	Restrictions on Transfer.

     Each Stock Option granted under this Plan shall be subject to such restrictions on transfer as may be required to qualify for the exemption provided for in Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act or otherwise imposed by the Board in its sole discretion. No interest of any Non-Employee Director under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during a Non-Employee Director's lifetime only by such Non-Employee Director or by such Non-Employee Director's legal representative.

     10.	Termination of Service.

     Upon the termination of the service of a Non-Employee Director as a director of Netter Digital for any reason, (a) all Stock Options to the extent then presently exercisable by such Non-Employee Director shall remain exercisable only for a period of ninety (90) days after the date of such termination of service and may be exercised pursuant to the provisions thereof, including expiration at the end of the fixed term thereof, and (b) all Stock Options to the extent not then presently exercisable by such Non-Employee Director shall terminate as of the date of such termination of service and shall not be exercisable thereafter.

     11.	Adjustments Upon Change in Capitalization.

          11.1	The number and class of shares subject to each
outstanding Stock Option, the Exercise Price thereof (but not the total price) and the maximum number of Stock Options that may be granted under the Plan shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common
Stock which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent (5%) for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that upon exercise of the Stock Option, the Non-Employee Director shall receive the number and class of shares such NonEmployee Director would have received had such Non-Employee Director been the holder of the number of shares of Common Stock for which the Stock Option is being exercised upon the date of such change or increase or decrease in the number of issued shares of Netter Digital.

          11.2	Upon a reorganization, merger or consolidation of
Netter Digital with one or more corporations as a result of which Netter Digital is not the surviving corporation or in which Netter Digital survives as a subsidiary of another corporation, or upon a sale of all or substantially all of the property of Netter Digital to another corporation, or any dividend or distribution to stockholders of more than ten percent (10%) of Netter Digital's assets, adequate adjustment or other provisions shall be made by Netter Digital or the other party to such transaction so that there shall remain and/or be substituted for the Option Shares provided for herein, the shares, securities or assets which would have

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been issuable or payable in respect of or in exchange for such Option
Shares then remaining, as if the Non-Employee Director had been the owner of such Option Shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.

      12.	Withholding Taxes.

      Netter Digital shall have the right at the time of exercise of any Stock Option to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("Tax Liability"), to ensure the payment of any such Tax Liability. Netter Digital may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Committee in its sole and absolute discretion in the particular case: (i) by requiring the Non-Employee Director to tender a cash payment to Netter Digital; (ii) by withholding from the Non-Employee Director's cash compensation; (iii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option that number of Option Shares having an aggregate fair market value (determined in the manner prescribed by paragraph 5) as of the date the withholding tax obligation arises that is equal to the Non-Employee Director's Tax Liability; or (iv) by any other method deemed appropriate by the Committee. Satisfaction of the Tax Liability of a Non-Employee Director may be made by the method of payment specified in clause (iii) above upon satisfaction of such additional conditions as the Committee shall deem in its sole and absolute discretion as appropriate in order for such withholding of Option Shares to qualify for the exemption provided for in Section 16b-3 of the Exchange Act.

     13.	Amendments and Termination.

     The Board of Directors may at any time suspend, amend or terminate this Plan; provided, however, that the provisions of paragraphs
3, 4, 5 and 6 of this Plan may not be amended more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations thereunder.
 No amendment or modification of this Plan may be adopted, except subject to stockholder approval, which would: (a) materially increase the benefits accruing to Non-Employee Directors under this Plan; (b) materially increase the number of securities which may be issued under this Plan (except for adjustments pursuant to paragraph 11 hereof); or
(c) materially modify the requirements as to eligibility for participation in the Plan.

     14.	Successors in Interest.

     The provisions of this Plan and the actions of the Committee shall be binding upon all heirs, successors and assigns of Netter Digital and of Non-Employee Directors.

     15.	Other Documents.

     All documents prepared, executed or delivered in connection with this Plan shall be, in substance and form, as established and modified by the Committee or by persons under its direction and supervision; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

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     16.	Misconduct of a Non-Employee Director.

     Notwithstanding any other provision of this Plan, all unexercised Stock Options held by a Non-Employee Director shall automatically terminate as of the date his or her directorship is terminated, if such directorship is terminated on account of any act of fraud, embezzlement, misappropriation or conversion of assets or opportunities of Netter Digital. Upon termination of such Stock Options, such Non-Employee Director shall forfeit all rights and benefits under this Plan.

     17.	Term of Plan.

     This Plan was adopted by the Board on August 29, 1997. No Stock Options may be granted under this Plan after August 28, 2007.

     18.	Governing Law.

     This Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware.

     19.	Privileges of Stock Ownership.

     The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Netter Digital Common Stock not actually issued to such holder.

     IN WITNESS WHEREOF, this Plan has been executed on August 29, 1997.

                                              NETTER DIGITAL
                                              ENTERTAINMENT, INC.


                                              By:_________________________


                                              Its:________________________








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